Exhibit 10.1

June 19, 2020

Mr. Lawrence J. Burian

MSG Networks Inc.

11 Penn Plaza

New York, New York 10001

Dear Lawrence:

Reference is made to that certain letter agreement, dated on or around the date hereof (the “MSGS Letter Agreement”) by and among you and Madison Square Garden Sports Corp. (“MSGS”). Capitalized terms not defined in this letter have the meaning set forth in your Employment Agreement, dated as of September 6, 2018 (the “Employment Agreement”) with MSG Networks Inc. (the “Company”).

If you voluntarily terminate your employment with MSGS for “good reason” on or prior to September 16, 2020 (or such later date as may be mutually agreed to by you and MSGS) due to changes to your employment which arose at the time of the spinoff by MSGS of Madison Square Garden Entertainment Corp. in accordance with the MSGS Letter Agreement (a “Spin Termination”), then the Company will not be obligated to increase your compensation in accordance with Section 1 of Annex B of the Employment Agreement and, if you voluntarily terminate your employment with the Company as of the effective date of your Spin Termination then, subject to your execution, delivery and non-revocation of the Separation Agreement as described in Section 6 of the Employment Agreement, you will receive the payments, vesting, and benefits provided in Section 6 of the Employment Agreement (other than if “Cause” then exists).

Notwithstanding the foregoing, you hereby agree that if you voluntarily terminate your employment with the Company solely in connection with a Spin Termination as provided in the preceding paragraph, then any ordinary course long-term incentive awards (i.e., not any one-time equity award granted in lieu of cash compensation) granted to you by the Company after the date of this letter will not be eligible to vest pursuant to Sections 6(c), 6(d) and 6(e) of the Employment Agreement, unless the Company otherwise determines.

Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms. The following provisions of the Employment Agreement shall be incorporated into, and be effective mutatis mutandis with respect to, this letter as if set forth herein in their entirety: Paragraphs 18, 19 and 20. This letter reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto. This agreement may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

Please sign below to indicate your agreement and acknowledgement to the terms and conditions of this letter, which will become a binding agreement upon our receipt.

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MSG NETWORKS INC 11 PENNSYLVANIA PLAZA, 3RD FL, NEW YORK, NY 10001

Sincerely,

MSG Networks Inc.

By:	/s/ Andrea Greenberg
Name:	Andrea Greenberg
Title:	President and Chief Executive Officer

Accepted and Agreed:

/s/ Lawrence J. Burian
Lawrence J. Burian

Date: June 19, 2020

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